[LETTERHEAD OF DECHERT PRICE & RHOADS]


                                 January 4, 2000


Pilgrim Balance Sheet Opportunities Fund
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424


     Re:  Pilgrim Balance Sheet Opportunities Fund
          (File Nos. 33-850 and 811-2239)


Dear Sirs:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 27 to the Registration Statement of Pilgrim Balance Sheet Opportunities Fund, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                Very truly yours,


                                /s/ Dechert Price & Rhoads